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Exhibit 3.1

Amended Articles of Association of Versatel N.V. as executed by civil law notary J.H.M. Collier pursuant to a certificate of no objection issued by the Ministry of Justice dated 6 October 1998.

CHAPTER I
---------

Definitions
-----------

Article I
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In these Articles of Incorporation, the following terms shall be defined as follows:

a. general meeting: the corporate body consisting of the shareholders and other persons having voting rights;

b. general meeting of shareholders: the assembly of shareholders and other persons having rights exercisable during a meeting;

c. depositary receipts: registered depositary receipts for shares in the company; unless otherwise shown such receipts include depositary receipts issued without the company's cooperation;

d. depositary receipt holders: holders of depositary receipts issued with the company's cooperation; unless otherwise shown such holders include persons who, as a result of any usufruct or pledge created on any share, have the rights conferred by law upon the holders of depositary receipts issued with the company's cooperation;

e. distributable part of the company's equity: that portion of the company's equity which is in excess of its paid-up and called-up capital plus the reserves to be kept by law;

f. annual accounts: the balance sheet and profit and loss account plus explanatory notes;

g.   subsidiary:

     a. a legal entity in respect of which the company or any of its subsidiaries have, either individually or

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     collectively, over half of the voting rights exercisable at the legal entity's general meeting, whether or not pursuant to any agreement with other persons having voting rights;

     b. a legal entity of which the company or any of its subsidiaries are members or shareholders, and in respect of which the company or any of its subsidiaries have, either individually or collectively, the right to appoint or dismiss more than half of such legal entity's Managing Directors or Supervisory Directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;

h. auditor: a registered accountant or any such other accountant as referred to in Article 2:393 of the Dutch Civil Code, or any body of accountants;

i. annual meeting: the general meeting of shareholders convened to discuss and adopt the annual accounts.

CHAPTER II

Name. Registered office. Objects
Article 2. Name and registered office

1. The company's name is: VersaTel Telecom International N.V.

2. The company has its registered office in: Amsterdam.

Article 3. Objects

The company's objects are:

a. to render telecommunication services to enterprises and companies;

b. to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

c. to render administrative, technical, financial, economic or managerial services to other companies, persons
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                                                                           - 3 -
          or enterprises;

     d. to acquire, dispose of, manage and utilise real and personal property, including patents, marks, licences, permits and other industrial property rights;

     e. to borrow and lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

     the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense of the terms.

     CHAPTER III

     Capital and shares, Minimum equity requirement, Register Article 4, Authorised capital.

     1. The company's authorised capital amounts to seven million five hundred thousand Dutch Guilders (NLG 7,500,000.-) and is divided into
          - seventy million (70,000,000) A-shares; and
          - five million (5,000,000) B-shares,
          each with a par value of ten Dutch Cents (NLG 0.10).

     2. Wherever the term "shares" and "shareholders" is used in the present articles this shall be construed to mean (the holders of) the A-shares as well as (the holders of) the B-shares, unless the contrary is stipulated in so many words.

     3. All shares shall be registered and numbered consecutively per class from 1 onwards.
          Share certificates shall not be issued.

     4. Characteristic for the A-shares is that transferability is restricted and that under circumstances these shares must be offered for sale.
          The previous sentence is not applicable for B-shares.


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Article 5, Register of Shareholders

1. The company's Board of Managing Directors shall keep a register in which the names and addresses of all holders of shares shall be recorded per class, specifying the date on which they acquired their shares, the date of acknowledgement by or service upon the company, as well as the amount paid for each share.

     The register shall also contain the names and addresses of all owners of a usufruct or pledge on those shares, specifying the date on which they acquired such usufruct or pledge, the date of acknowledgement by or service upon the company and what rights they have been granted attaching to the shares under Articles 88 and 89, paras. 2 and 4, Book 2, Dutch Civil Code.


2. The register shall also include the names and addresses of depositary receipt holders.

3. Each shareholder, usufructuary, pledgee and depositary receipt holder shall be obliged to notify the company of his address in writing.

4. Each discharge from liability for payments for shares shall be recorded in the register.

5.   The register shall be regularly updated.

     All entries in the register shall be signed by a Managing Director.

6. The Board of Managing Directors shall, upon request, provide a shareholder, usufructuary or pledgee with a complimentary excerpt from the register relating to his right to a share.

     If the shares are encumbered by a usufruct or pledge, the excerpt will indicate in whom the rights referred to in Article 11(2), (3) and (5), and Article 12(2), (3) and (6) are vested.

7. The Board of Managing Directors shall deposit the register at the company's registered office for inspec-

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          tion by the shareholders, as well as the usufructuaries and pledgees in whom the rights are vested in accordance with Article 11(5) and
          (6) and Article 12. The information on partly-paid shares contained in the register shall be open for inspection by any person; copies of or excerpts from this information shall be supplied at no more than at cost.
       8. The Board of Managing Directors shall also keep a register recording the names and addresses of the holders of depositary receipts for shares issued with the company's cooperation.
          This register may be part of the shareholders' register.

CHAPTER IV
Issue of shares. Own shares.
Article 6. Issue of shares. Authorised corporate body
Shares may only be issued pursuant to a resolution by the general meeting or of another corporate body designated to do so by a resolution of the general meeting for a fixed period not exceeding five years.
A valid resolution of the general meeting to issue or to make designation shall require a prior or simultaneous resolution of approval by each group of shareholders of the same class whose rights are prejudiced by the issue. Within eight days after a resolution to issue or to make a designation the company files the resolution at the office of the Trade Register and will, after each issue, inform the Trade Register of this issue.
Issuance shall be by means of a notarial deed, executed before a civil-law notary authorised to practise in the Netherlands, and to which those involved are party.
Article 7. Terms and conditions of issue. Pre-emptive rights
1. If a resolution to issue shares is adopted, the price
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        of the shares and the other terms and conditions of the issue shall also be determined.

  2. With due observance of the restrictions provided by law, shareholders shall have pre-emptive rights with respect to any further share issue in proportion to the total value of their individual shareholdings, provided that holders of shares of the same class as the shares to be issued will rank first to make use of their pre-emptive rights.

  3. Shareholders shall also have pre-emptive rights with respect to the granting of options to subscribe to shares.

  4. Said pre-emptive rights may, for every single issue, be limited or suspended by the corporate body authorised to issue shares.

   Article 8. Payment for shares, Payment in cash, Payment in kind

  1.    When a share is issued, its par value must be fully paid up.

        A stipulation may be made that, upon issuance of the share, a part of its par value not exceeding three-quarters thereof need not be paid until after such part is called up by the company.

  2. Payment for shares must be made in cash except where different consideration has been agreed upon.
        Payment in foreign currency may only be made with the company's approval.

        If payment is made in a foreign currency, the payment obligation shall be considered fulfilled up to the Dutch-guilder amount in which the foreign currency can be freely exchanged on the day of the payment.

        If payment is made in foreign currency, a banker's statement as referred to in Article 2:93a(2) of the Dutch Civil Code shall be deposited at the company's
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     registered office within two weeks of the payment.

3. Payment other than in money must be made either immediately upon subscription for the share or immediately following the day on which an additional payment is called up or agreed upon.

     In accordance with Article 2:94b(1) of the Dutch Civil Code, a description shall be made of the consideration paid.

     The description shall relate to the situation on a day no less than five months prior to the day the shares are subscribed for.

     The Managing Directors shall sign the description; if the signature of any of them is missing, this fact shall be recorded and the reasons therefor so noted.

4. An auditor or, if Article 2:94b(2) of the Dutch Civil Code so permits, an accountant administration consultant shall be required to draw up a report on the description of the consideration paid.

5. The provisions set out in this Article relating to the description and auditor's report shall not apply to the cases referred to in Article 2:94b(3) or (5) of the Dutch Civil Code.

ARTICLE 9. OWN SHARES

1. The company is not allowed to subscribe for its own shares when they are issued.

2. Any acquisition by the company of partly-paid shares in its capital, or depositary receipts, shall be null and void.

3. The Company may acquire its own fully-paid shares or depositary receipts without payment of consideration. It may also acquire such shares or depositary receipts for consideration if:

     a. the distributable portion of the company's equity is equivalent to or exceeds the acquisition price;
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     b. the nominal amount of the shares or depositary receipts for shares in the company's capital to be acquired, and all such shares or depositary receipts for shares in such capital already held by the company and its subsidiaries collectively does not exceed ten percent (10%) of the issued capital; and

     c. the authority to acquire such shares has been granted by the general meeting.

4. The decisive factor for the validity of the acquisition shall be the value of the company's equity according to the most recently adopted balance sheet less the acquisition price of shares in the company's capital, or depositary receipts, and any sums distributed to others out of profits or reserves which became payable by the company and its subsidiaries after the date of the balance sheet.

   If more than six months have elapsed since the expiration of any financial year without adoption of the annual accounts, an acquisition in accordance with para. 3 of this Article shall not be permitted.

5. Paras. 2-4 of this Article shall not apply to shares or depositary receipts acquired by the company by operation of law ('onder algemene titel').

6. The provisions set out below in the restriction on the transfer of A-shares, shall not apply to the disposal of own shares in the company's capital.

7. Any acquisition of shares or depositary receipts in violation of para. 3 shall be null and void.

8. The company may, with a view to any other party subscribing to or acquiring the company's shares or depositary receipts, not provide security or any price guarantee, act as surety or guarantee in any other manner, or bind itself jointly and severally or
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     otherwise in addition to or on behalf of others. This prohibition shall also apply to the company's subsidiaries.

9. The company shall keep a non-distributable reserve the amount of which shall be equivalent to the outstanding sum of the loans referred to in the previous paragraph.

10. Shares in the company's capital may, upon issuance, not be subscribed for by or on behalf of any of it subsidiaries.

     The subsidiaries may acquire such shares or depositary receipts under special title and for their own account only insofar as the company is permitted to acquire such shares or depositary receipts pursuant to paras. 2-4 of this Article.

11. Disposal by the company of any shares or depositary receipts for shares in its capital held by the company shall require a resolution of the general meeting provided that the general meeting has not granted this authority to another corporate body.

     A resolution to dispose of any such shares or depositary receipts shall also contain the terms and conditions of the disposal.

     Disposal by the company of its own shares shall require due observance of the transfer restrictions.

12. The company may not cast votes in respect of own shares held by the company or own shares on which the company has a usufruct or pledge.

     Nor may any votes be cast by the pledgee or usufructuary of own shares held by the company if the pledge or usufruct has been created by the company.

     No votes may be cast in respect of shares the depositary receipts for which are held by the company. The provisions of this paragraph shall also apply to
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     shares or depositary receipts held by any subsidiary or in respect of which any subsidiary owns a usufruct or pledge.
13. When determining to what extent the company's capital is represented, or whether a majority represents a certain extent of capital, the capital shall be reduced by the value of the shares for which no votes can be cast.

CHAPTER V

Transfer of shares. Usufruct. Pledge.
Article 10. Transfer of shares. Usufruct. Pledge

 1. The transfer of shares or any restricted rights attaching to shares shall require a notarial deed, executed before a civil-law notary authorized to practice in the Netherlands, to which those involved are party.
 2. The transfer of shares or any restricted rights attaching to shares as referred to in para. 1 - including the creation and relinquishment of restricted rights - shall, by operation of law, also be valid vis-a-vis the company.

     The rights attaching to shares cannot be exercised until the company either acknowledges the juristic act or is served with the notarial deed in accordance with the relevant statutory provisions, except where the company is party to the juristic act.

 3. The provisions of paras. 1 and 2 of this Article shall also apply to the allotment of shares or any restricted rights therein in the case of any division of any joint interest.

Article 11. Usufruct

 1.  Shareholders may freely create a usufruct on any of their shares.
 2. The voting rights attaching to the shares on which the usufruct has been established shall vest in the share-
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     holders.

3. In departure from the previous paragraph, the voting rights shall be vested in the usufructuary if such is provided upon the creation of the usufruct and the usufructuary is a person to whom the shares may be freely transferred under the transfer restrictions. If the usufructuary is not such a person, the voting rights shall be vested in the usufructuary only if such is provided upon the creation of the usufruct and if both such provision and, in the event of any transfer of the usufruct, the transfer of the voting rights have been approved by the general meeting.

4.   The approval referred to in para. 3 may only be unanimously granted.

5. Shareholders without voting rights and usufructuaries with voting rights shall have the rights conferred by law upon the holders of depositary receipts.

     Usufructuaries without voting rights shall have such rights unless otherwise provided upon the creation or transfer of the usufruct.

6. Any rights arising from the shares to acquire other shares shall vest in the shareholder, on the understanding that the shareholder must compensate the usufructuary for the value of such rights insofar as the usufruct entitles the usufructuary to such rights.

Article 12. Pledge.
-------------------

1.   Shareholders may freely create a pledge on any of their shares.

2. The voting rights attaching to the shares on which the pledge has been established shall vest in the shareholders.

3. In departure from the previous paragraph, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge and the pledgee
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    is a person to whom the shares may be freely transferred under the transfer restrictions.

    If the pledgee is not such a person, the voting rights shall be vested in the pledge only if such is provided upon the creation of the pledge and if such provision is approved by the general meeting.

 4. If the pledgee's rights pass to any other person, the voting rights shall only pass to that person if the general meeting approves the transmission of the voting rights.

 5. The approval referred to in paras. 3 and 4 may only be unanimously granted.

 6. Shareholders without voting rights and pledgees with voting rights shall have the rights conferred by law upon the holders of depositary receipts issued for shares with the cooperation of a company.

    Pledgees without voting rights shall also have such rights unless otherwise provided upon the creation or transfer of the pledge.

 7. The transfer restrictions shall apply to the disposal and transfer of shares by the pledgee or the pledgee's ownership of the shares, on the understanding that the pledgee must exercise all rights vested in the shareholder in respect of the disposal and transfer and perform all of the shareholder's obligations.

CHAPTER VI
Transfer restrictions
Article 13. Offer
Part A Share offer prior to a proposed transfer

 1. B-shares are freely transferable.

    A-shares may be transferred only after they have first been offered for sale to the other shareholders as set out in this Article.

 2. Shares need not be offered for sale if the transfer is
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accomplished with the written consent of all the other holders of A-shares within three months of the date of their collective consent.

A restriction on the transfer of shares as mentioned in this article shall not apply if the shareholder must transfer his share to a previous holder pursuant to the law.

3. The shareholder who wishes to transfer any of his shares, hereafter referred to as the "offeror", shall notify the Board of Managing Directors as to what shares he proposes to transfer.

Such notice shall constitute an offer for sale to the other shareholders at such a price as shall be determined in the manner described in paragraph 5.

4. The Board of Managing Directors shall pass the offer on to the other shareholders within one week of receipt.

5. The purchase price shall be determined by one or more independent experts appointed by the offeror and the other shareholders in mutual consultation, unless the offeror and the other shareholders unanimously agree otherwise.

If they fail to reach agreement within two weeks of the Board having passed on the offer as referred to in para. 4, the party with the greatest interest shall apply to the Chairman of the Chamber of Commerce and Industry of the district where the company's registered office is situated for the appointment of three independent experts.

6. The experts referred to in the previous paragraph shall be entitled to inspect all of the company's accounts and records and shall be allowed to obtain any such information as may be necessary for them to set the purchase price of the shares.
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 7. The Board of Managing Directors shall send all shareholders notification of the purchase price within two weeks after the experts have informed the Board of the price.
 8. The other shareholders who wish to purchase the shares offered shall notify the Board of Managing Directors of such wish either within two weeks of the price having been determined in mutual consultation or, if the price is established by the experts, within two weeks of the Board having informed the shareholders of that price in accordance with paragraph 7.
    The company itself, as a shareholder, may propose to purchase the shares only if the offeror so consents.
 9. The Board of Managing Directors shall allocate the shares on offer to the offerees and shall notify all shareholders of the allocation.
    If no allocation is made, the Board of Managing Directors shall send notice to this effect to all shareholders.
10. If two or more shareholders propose to buy more shares than are on offer, the Board of Managing Directors shall allocate the shares in proportion to the shares owned by the offerees.
    No one shall be allocated more shares than the number applied for.
    If a shareholder proposes to buy fewer shares than he is proportionally entitled to, the excess shares shall be allocated to the other offerees in proportion to their shareholdings.
    If the allocation cannot be accomplished according to this criterion, the issue shall be decided by lot.
11. The offeror shall, during one month after the notification referred to in paragraph 9, have the right to withdraw his entire offer by so notifying the
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     Board of Managing Directors.

12. The purchased shares and the purchase price shall be transferred and paid at the same time, within one month of expiry of the term during which the offer can be withdrawn.

13. If the offeror does not withdraw his offer, he may freely transfer the shares on offer, at the price established in accordance with paragraph 5 of this article or a higher price, within three months after it has been established that the offer has not or not fully been accepted.

14. All notifications and communications referred to in this Article shall be sent by registered letter or return receipt requested.

15. The costs associated with the appointment of the experts referred to in paragraph 5, as well as their fees, shall be paid by:
     a. the offeror if he withdraws his offer;
     b. in equal parts by the offeror and the buyers if the shares are purchased by other shareholders, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought;
     c. by the company if the offer has not or not fully been
        accepted.

Part B. Obligation to offer shares for sale in other cases

1. Upon the death of a shareholder/natural person or dissolution of a shareholder/legal entity, or in the case of an allocation upon the division of any joint interest - except where the allocation is made to the party to whom the shares belonging to the joint interest have passed - the shares in question must be offered for sale to the other shareholders with due observance of the provisions set out below.
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                                                                          - 16 -

2. The obligation set forth in paragraph 1 shall not apply if all other holders of A-shares approve of the new owner or owners of the shares in writing.

3. If there exists an obligation to offer the shares for sale, the provisions of paras. 3 - 10, 14 and 15 of Part A. shall also apply.

The offeror shall not be entitled to withdraw his offer.

If not all of the shares are sold, the offeror may keep his shares.

The shares shall be transferred for cash within one month after the purchase price is established.

4. The obligation to offer the shares for sale must be fulfilled within one month after the obligation has come about.

5. If the obligation to offer the shares for sale is not complied with in a timely fashion, the company shall have irrevocable authority to offer the shares for sale and, if all of the shares are sold, to subsequently transfer them to the buyer(s), with due observance of the provisions set out above in this Article.

The company shall pass the purchase price onto the seller, after having deducted the costs payable by the seller.

6. If a shareholder suspends all payments, goes bankrupt or is placed under a trustee or if an administrator is appointed by any court to manage the shareholder's estate or his shares in the company, or if the shares are held by a legal entity and the control of the operations of such shareholder/legal entity is directly or indirectly acquired by one or more other persons within the framework of a "merger" as defined in Article 14 of the 'SER-Besluit Fusiegedragsragals 1975' (SER Decision on a Code of Conduct for Mergers), his
   shares must be offered for sale to the other shareholders.
   The provisions of paras. 3, 4 and 5 shall also apply.
CHAPTER VII
Board of Managing Directors
Article 14. Board of Managing Directors
The company shall be run by a Board of Managing Directors consisting of one or more Managing Directors, the precise number of whom shall be determined by the general meeting.
Article 15. Appointment
The general meeting shall appoint the Managing Directors.
Article 16. Suspension and dismissal
1. The general meeting shall at all times have the power to suspend or dismiss the Managing Directors.
2. The Board of Supervisory Directors shall at all times have the power to suspend the Board of Managing Directors.
   Any such suspension may at all times be withdrawn by the general meeting.
3. Any such suspension may be extended several times but the total term of the suspension may not exceed three months.
   The suspension shall lapse on expiry of this three-month period if no resolution is passed either to lift the suspension or to dismiss the Managing Director.
Article 17. Remuneration
The general meeting shall determine the remuneration of each Managing Director, as well as his other terms and conditions of employment.
Article 18. Duties of the Board of Managing Directors, Decision-making, Division of duties
1. Subject to the restrictions set forth in these Articles, the Board of Managing Directors shall be in charge of running the company.

 2. The Board of Managing Directors may adopt rules and regulations governing its decision-making process.

    Such rules and regulations shall require the approval of the Board of Supervisory Directors.

 3. The Board of Managing Directors may make a division of duties, specifying the individual duties of every Managing Director.

    Such division of duties shall require the approval of the Board of Supervisory Directors.

Article 19. Representative authority

 1. The Board of Managing Directors shall represent the company.

    The authority to represent the company shall also be vested in two Managing Directors acting jointly.

 2. The Board of Managing Directors may appoint officers and grant them a general or special power of attorney.

    Every attorney in fact shall represent the company within the bounds of his authorisation.

    Their title shall be determined by the Board of Managing Directors.

 3. In the event that the company has an interest which conflicts with an interest of one of its Managing Directors, the company shall be represented by a Managing Director or Supervisory Director designated by the Board of Supervisory Directors.

    The general meeting shall at all times have the power to designate one or more other persons for that purpose.

Article 20. Approval of Board resolutions

 1. Without prejudice to the other provisions set forth in these Articles governing the powers of the Board of Managing Directors, the Board of Managing Directors shall require the approval of the Board of Supervisory Directors for resolutions:

     a. to acquire, dispose of, encumber, rent, let or otherwise acquire or grant any right to use or enjoy registered property;

     b.   to conclude agreements whereby the company is granted a bank credit;

     c. to borrow or lend moneys, except for the use of any bank credit extended to the company;

     d. to establish or terminate permanent, direct or indirect cooperation with another enterprise;

     e. to participate directly or indirectly in the capital of another enterprise or increase or decrease the extent of any such participation;

     f.   to make any investments;

     g.   to provide security in personam or in rem;

     h. to appoint any such officers as contemplated in Article 19, para. 2 of these Articles, and determine their powers and title;

     i.   to conclude settlement agreements;

     j. to act in legal proceedings, including arbitration cases, with the exception of commencing summary proceedings or any other urgent legal action;

     k. to conclude or amend employment contracts involving an annual remuneration in excess of the maximum premium income as defined in the General Old-Age Pensions Act ("AOW");

     l. to set up pension schemes and grant pension rights in excess of existing schemes;

     m. to make a proposal for a merger ("jurisdische fusis") as defined in Title 7, Book 2 of the Dutch Civil Code;

     n.   to file a petition for a winding up of the company;

     o.   to apply for suspension of payments.

2. The Board of Supervisory Directors may decide that a resolution as referred to in paras. 1(a-1) does not need its approval if the transaction involved remains below a certain value, which shall be determined by the Board of Supervisory Directors and reported to the Board of Managing Directors in writing.

3. Any resolutions by the Board of Managing Directors to cooperate in issuing depositary receipts for shares shall require the approval of the general meeting.

4. The absence of approval as defined in para. 1(a-1) cannot be invoked by or against any third party.

Article 21. Absence or inability to act

If a Managing Director is absent or unable to act, the remaining Managing Director(s) shall be temporarily charged with the management of the company.


If the sole managing is or all Managing Directors are absent or unable to act, the Board of Supervisory Directors shall be temporarily charged with the management of the company and shall be authorised to temporarily entrust the management of the company to one or more persons, who may be a Supervisory Director.

CHAPTER VIII
Board of Supervisory Directors
Article 22.  Number

The company shall have a Board of Supervisory Directors, consisting of one or more natural persons, the precise number of whom shall be determined by the general meeting.

Article 23.  Appointment

1.   The general meeting shall appoint the Supervisory Directors.

2. Persons who have attained the age of seventy-two cannot be appointed Supervisory Director.

Article 24.  Suspension and dismissal. Retirement

1. The general meeting may suspend and dismiss a Supervisory Director at any time.

2. A Supervisory Director shall retire not later than on the day of the general meeting held in the financial year in which he attains the age of seventy-two.

3. The Supervisory Directors shall periodically retire in accordance with a roster drawn up by the general meeting.

        Every retiring Supervisory Director may be reappointed, provided that he has not attained the age of seventy-two.

Article 25. Remuneration.

The general meeting shall determine the remuneration of every Supervisory Director.

Article 26. Duties and powers.

1. The duty of the Board of Supervisory Directors shall be to supervise the policies of the Board of Managing Directors and the general course of affairs of the company and its affiliated business.

        The Board of Supervisory Directors shall give advice to the Board of Managing Directors.

        When performing their duties, the Supervisory Directors shall be guided by the interests of the company and its affiliated business.

2. The Board of Managing Directors shall timely provide the Board of Supervisory Directors with any such information as may be necessary for the Board of Supervisory Directors to perform its duties.

3. The Board of Supervisory Directors shall have access to the buildings and grounds of the company and be authorised to inspect the company's accounts and records. The Board of Supervisory Directors may appoint one or more persons from their midst or any expert to perform any of their duties.

        The Board of Supervisory Directors may always call in the assistance of experts.

Article 27. Working method and decision-making.

1. The Board of Supervisory Directors shall appoint from their midst a chairman and a deputy chairman, who shall substitute for the chairman in his absence.

The chairman shall appoint a secretary, who may be a Supervisory Director, and shall also arrange for a replacement secretary.

2. If the chairman and deputy chairman are absent from a meeting, a chairman shall be appointed at the meeting.

3. The Board of Supervisory Directors shall meet as often as each of its members or the Board of Managing Directors may deem necessary.

4. Minutes shall be taken of the business transacted at every meeting of the Board of Supervisory Directors by the secretary.

The minutes shall be confirmed at the same or following meeting and signed by the chairman and the secretary.

5. Resolutions of the Board of Supervisory Directors shall require an absolute majority of the votes cast.

In the event of a tie in voting, the decision will be assigned to the chairman of the Board of Supervisory Directors.

6. Resolutions adopted by Board of Supervisory Directors at a meeting shall be valid only if the majority of the Supervisory Directors were present or represented during that meeting.

7. A Supervisory Director may grant another Supervisory Director a proxy to represent him.

A proxy shall mean a power of attorney transmitted via standard means of communication and received in written form.

A Supervisory Director may not represent more than one other Supervisory
Director.

8. The Board of Supervisory Directors may pass resolutions outside a meeting, provided that the motion is sub-mitted to all Supervisory Directors and none of them objects to this manner of decision-making.

The secretary shall draw up a report of such decision, which shall be signed by the chairman and the secretary, and attach the answers received.

9. The Board of Supervisory Directors shall have meetings with the Board of Managing Directors as often as the Board of Supervisory Directors or the Board of Managing Directors deems any such meeting necessary.

CHAPTER IX

Annual accounts. Profits

Article 28. Financial year, Drawing up the annual accounts

1. The company's financial year shall correspond with the calendar year.

2. Within five months of the end of the company's financial year, the Board of Managing Directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.

3. The annual accounts shall be signed by all the Managing Directors; if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

Article 29. Auditor.

1. The company shall commission an auditor to examine the annual accounts.

2. The general meeting shall be authorised to grant such commission.

If the general meeting fails to commission an auditor, the Board of Supervisory Directors shall be authorised to act instead or, if there are no Supervisory Directors or the Board of Supervisory Directors fails to act, the Board of Managing Directors shall be so authorised.

     The commission may at any time be withdrawn by the general meeting and person who granted the commission; moreover, any commission granted by the Board of Managing Directors may be withdrawn by the Board of Supervisory Directors.

3. The auditor shall report his findings to the Board of Supervisory Directors and the Board of Managing Directors.

4. The auditor shall record his findings in a report commenting on the true and fair nature of the annual accounts.

5. The previous provision and the one set out in Article 31(3), second sentence, shall not apply if the company has obtained an exemption under
     Article 2:396(6) of the Dutch Civil Code on the grounds of the size of its business; or under Article 2:403 on the basis that the company is a member of a group.

ARTICLE 30. PRESENTATION TO THE BOARD OF SUPERVISORY DIRECTORS.

1. The Board of Managing Directors shall submit the annual accounts and annual report to the Board of Supervisory Directors at the same time.

2. The annual accounts shall be signed by the Supervisory Directors; if the signature of any of them is missing, this fact shall be noted and the reasons for it stated.

3. The Board of Supervisory Directors shall submit to the general meeting a pre-advice on the annual accounts.

ARTICLE 31. PRESENTATION TO THE SHAREHOLDERS. ACCESS

1. The annual accounts shall be deposited at the company's office for inspection by the shareholders and depositary receipt holders within the period of time specified in Article 28, para. 2.

     The Board of Managing Directors shall submit the annual report within the same term.

2. The company shall ensure that the annual accounts, the annual report, the pre-advice of the Board of Supervisory Directors and the data to be added pursuant to Article 392, para. 1, Book 2, Dutch Civil Code shall be available at its office from the day notice is sent out of the annual meeting.

     The shareholders and holders of depositary receipts may inspect these documents at the company's office and may obtain a complimentary copy thereof.

3. The general meeting shall adopt the annual accounts. The annual accounts cannot be adopted if the general meeting has been unable to examine the auditor's report referred to in Article 30(4), unless Article 2:393(6) of the Dutch Civil Code applies.

4. The adoption of the annual accounts without any reservation shall discharge the Board of Managing Directors from all liability for the activities undertaken during the past financial year and the Board of Supervisory Directors from all liability for supervising such activities, insofar as these activities are indicated in the annual accounts.

5. The provisions set out in these Articles regarding the annual report and the data to be added under Article 2:392(1) of the Dutch Civil Code shall not apply if the company is a member of a group and is governed by Article 2:403 of the Dutch Civil Code.

Article 32. Publication.

1. The company shall be required to publish its annual accounts within eight days of their adoption.

     Publication shall be accomplished by depositing the Dutch text of the accounts, or if no Dutch text has been drawn up, a French, German or an English version at the Trade Register in the town where the company's registered office is situated as indicated in its

     Articles.

     The text so deposited must bear the date of their adoption.

2. If the annual accounts are not adopted within seven months of the end of the financial year in conformity with the statutory requirements, the Board of Managing Directors shall immediately publish the annual accounts in the manner prescribed in para. 1; the annual accounts must state that they have not yet been adopted.

3. If the general meeting has, in accordance with Article 22(1), extended the period within which the annual accounts must be drawn up, the previous paragraph shall become effective two months after expiry of that period.

4. A copy of the annual report and the other information required to be added under Article 2:392 of the Dutch Civil Code shall also be published, along with and in the same manner and language as the annual accounts.

     This shall, except for the information referred to in Article 2:392(1)(a),
     (c), (f) and (g), not apply if the documents are deposited at the company's registered office for inspection by all and full or partial copies shall be supplied upon request at cost; the company shall be required to enter this fact in the Trade Register.

5. If, on the basis of the size of the company's business, the company has obtained an exemption under Article 2:396(3-8) or Article 2:397(3-6) of the Dutch Civil Code, publication shall take place with due observance of the exemptions applicable.

     The previous provisions of this Article shall not apply if the company is a member of a group and has obtained an exemption under Article 2:403 of the Dutch Civil

                                                                            -27-
     Code.

Article 33. Profits

1.   The profits shall be at the disposal of the general meeting.

2. Dividends may be paid up to a maximum amount equivalent to the distributable part of the company's equity.

3. Dividends shall be paid after the adoption of the annual accounts evidencing that the payment of dividends is lawful.

4. The general meeting may, with due observance of para. 2, resolve to pay interim dividends, as evidenced by an interim statement of assets and liabilities relating to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published.

5. The general meeting may, with due observance of para. 2, resolve to pay dividends out of a reserve which need not be kept by law.

6. A shareholder cannot claim a dividend when more than five years have elapsed since the date on which the dividend was made payable.

CHAPTER X

General meeting of shareholders

Article 34. Annual meeting

1. The annual meeting shall be held within six months of the end of the company's financial year.

2. The agenda of the annual meeting shall, among other matters, contain the following items:

     a.   the annual report;

     b.   adoption of the annual accounts;

     c.   adoption of the profit appropriation;

     d.   filling of any vacancies;

     e.   appointment of an auditor;

     f. any such other motions as the Board of Supervisory Directors, the Board of Managing Directors, or the shareholders or any other persons having voting rights together representing not less than one-tenth of the issued capital, may file and notify with due observance of Article 36.

Article 35.  Other meetings

1. Extraordinary meetings of shareholders shall be held in the event described in article 108 a of Book 2 of the Dutch Civil Code.

2. Other meetings of shareholders shall be held as often as the Board of Managing Directors or the Board of Supervisory Directors deems necessary.

3. Shareholders and depositary receipt holders representing not less than one-tenth of the issued capital shall be entitled to request the Board of Managing Directors or the Board of Supervisory Directors to call a general meeting of shareholders, provided that they also notify the Board of Supervisory Directors to call a general meeting of shareholders, provided that they also notify the Board of the business to be discussed during that meeting.

     If the Board of Managing Directors or the Board of Supervisory Directors fails to call the meeting within four weeks so that the meeting cannot be held within six weeks of the request, the shareholders may call a meeting themselves.

Article 36.  Convocation. Agenda

1. General meetings of shareholders shall be called by the Board of Supervisory Directors or the Board of Managing Directors.

2. Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.

3.   The convocation shall specify the item to be discussed.

     Items which have not been specified in the convocation may be announced with due observance of the requirements of this Article.

4.   Convocation shall take place in the manner described in Article 44.

Article 37. The entire issued capital is represented

Resolutions may be legally adopted on any item on the agenda provided that they are adopted by a unanimous vote at a general meeting of shareholders at which the company's entire issued capital is represented, even if the requirements for convening and conducting the meeting as prescribed by the law or the company's Articles of Incorporation have not been complied with.

Article 38. Place of the meetings

General meetings shall be held in the municipality in which the company's registered office is situated according to its Articles of Incorporation and in the municipality of Haarlemmerneer.

Article 39. Chairman

1. General meetings of shareholders shall be chaired by the chairman of the Board of Supervisory Directors or, in his absence, by the deputy chairman of the Board of Supervisory Directors; if the latter is also absent, the Supervisory Directors present shall elect a chairman from their midst.

     The Board of Supervisory Directors may designate a different person to chair the general meeting of shareholders.

2. If no chairman has been appointed in the manner provided in para. 1, the meeting shall appoint a chairman from its midst.

     Until that moment, the chairman shall be a Managing Director designated by the Board of Managing Directors.

Article 40. Minutes

1. Minutes shall be taken of the business transacted at every general meeting of shareholders by a secretary to be appointed by the chairman.

     The minutes shall be confirmed and signed by the chairman and the secretary.

2. The Board of Supervisory Directors, the chairman or the person who called the meeting may decide that an official notarial report should be drawn up of the business transacted at the meeting.

     This report must be co-signed by the chairman.

Article 41.  Rights exercisable during a meeting.  Admission.

1. Every person entitled to vote and every usufructuary and pledgee having voting rights shall be authorised to attend the general meeting of shareholders, take the floor and exercise their voting rights.

2. If the voting rights attaching to a share is vested in the usufructuary or pledgee instead of the shareholder, the shareholder shall also be authorised to attend the general meeting of shareholders and take the floor.

3. Furthermore, every holder of depositary receipts issued with the company's cooperation shall be authorised to attend the general meeting of shareholders and take the floor.

4.   Every share shall entitle its holder to cast one vote.

5. Every person entitled to vote or his representative must sign the attendance list.

6. The rights referred to in the previous paragraphs may be exercised by a proxy.

     The provisions of Article 27(7), second sentence, shall also apply.

7. The members of the Board of Supervisory Directors and the Managing Directors shall have an advisory vote at the general meeting of shareholders.

8. Admission to the general meeting of shareholders of persons other than those referred to in this Article shall require a resolution by the general meeting.

Article 42. Voting.

1. Resolutions shall be passed by an absolute majority of the votes cast unless the law or the Articles prescribes an other majority.

2. If no absolute majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates.

        If, again, no one has gained an absolute majority of the votes, new votes shall be held until either one person has gained an absolute majority or, if the vote was between two persons, the votes are equally divided. Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the least number of votes.

        If two or more persons have the least number of votes, it shall be decided by lot who cannot be voted for at the new vote.

        If, in the event of an election between two candidates, the votes are equally divided, it shall be decided by lot who has been elected.

3. If a vote is taken in respect of business matters as opposed to persons and the votes are equally divided, the relevant motion shall be considered rejected.

4. Motions shall, regardless of their subject matter, be voted on orally unless the chairman decides or any person entitled to vote requests that the vote be taken by unsigned writing on ballot paper.

5. Absentee ballots and invalid votes shall be deemed not to have been cast.

6. Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

7. The chairman's view at the meeting expressing that the general meeting has passed a resolution shall be decisive.

        The same shall apply to the contents of the resolution so passed, provided that the relevant motion was not put down in writing.

        However, if the chairman's view is challenged immediately after it is expressed, a new vote shall be taken when the majority of the persons present and entitled to vote so require or, if the original vote was not by call or by ballot, when one person present and entitled to vote so requires.

        The new vote shall nullify the legal effects of the original vote.

Article 43. Resolutions passed outside a meeting

Article 15

1. Subject to the provision set out in the following paragraph, rather than at a general meeting, the shareholders may also pass resolutions in writing, provided that they do so by a unanimous vote representing the company's entire issued capital.

        Article 27(7), second full sentence, shall apply accordingly.

2. The manner of decision-making shall not be possible if there are holders of depositary receipts.

CHAPTER XI

Notifications

Article 44

1. Notice convening a general meeting shall be sent to the shareholders and to the holders of depositary receipts issued for shares with the cooperation of the company.

2. A notice convening a meeting shall be given by publication in a nationally distributed daily newspaper.

CHAPTER XII

Amendment to the Articles of Incorporation, Liquidation Article 45, Amendment to the Articles of Incorporation and dissolution

If a motion to amend the Articles of Incorporation or to dissolve the company is to be submitted to the general meeting, the convening notice must state this fact.

At the same time, if the motion is for an amendment to the Articles of Incorporation, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company's office for inspection by the shareholders and depositary receipt holders until the meeting is adjourned.

Article 46. Liquidation

1. If the company is dissolved pursuant to a resolution by the general meeting, its liquidation shall be carried out by the Board of Managing Directors.

     Supervision of the liquidation shall be carried out by the Board of Supervisory Directors.

2. The provision of these Articles shall, if possible, continue to be in force during the liquidation.

3. The surplus assets shall be paid to the shareholders in proportion to the total value of their individual shareholders.

                               ABSTRACT FROM THE
                  MINUTES OF THE EXTRAORDINARY GENERAL MEETING
                    OF SHAREHOLDERS OF VERSATEL TELECOM B.V.


On 14 August 1998, an extraordinary general meeting of shareholders of VersaTel Telecom B.V. (hereinafter: "the Company") was held at the Company's offices at Paalbergweg 36 in Amsterdam at 1000 hours.

Present:                 Shareholders:
-------                  ------------

Leo van Doorne           duly representing Nesbic Venture Fund CV, holder of
                         6.944,193 shares

Leo van Doorne           duly representing Nesbic Group BV, holder of
and Robert Wilhelm       637,255 shares

Rene Brama               duly representing NPM Capital N.V., holder of
                         1,176,471 shares

Marian Hogeslag          duly representing Paribas Deelnemingen N.V., holder
                         of 3,641,170 shares

Gary Mesch               duly representing Telecom Founders B.V., holder of
                         3,375,292 shares

Bas Visee                duly representing Cromwilld Ltd., holder of
                         3,653,024 shares


also present:
-------------

Fons Leijten, counsel to the Company
Rian Kalden, counsel to the Company
Lous Vervuurt, ad interim in-house counsel.


The agenda for the meeting, as revised, was distributed at the meeting and is attached hereto.

6. Proposal to adopt amended articles of association in light of Warrant Issue and conversion of VersaTel Telecom B.V. into VersaTel Telecom International N.V.

Mr. Leijten explained that the main amendments consist of the conversion into a naamloze vennootschap; the increase of authorised capital, allowing the conversion of warrants into B-shares and the introduction of freely transferable B-shares. Mr. Leijten noted that the previous draft circulated among the shareholders contained more changes, but that quite a number of comments were received in relation to that draft. Therefore, in order to amend the articles of association as soon as possible, the present amendment only contains changes required by the High Yield Debt Offering as referred to above. Mr. Leijten stressed that the blocking clause contained in the present articles of association remains in place for A-shares and that although share transfer restrictions contained in the shareholders agreement will continue to apply to all outstanding shares of the Company, now and in the future, the warrants will only be exercisable upon a listing of the Company, in which case the shareholders agreement will terminate. The Chairman noted that Cromwilld voted against the proposed amendment, the main objection being the introduction of freely transferable B-shares. The other shareholders voted in favour of the proposal. Therefore the resolution to amend the articles of association in conformity with the draft deposited at the offices of the Company with reference DE/EL/683063.clc 30-07-98 is adopted. The management of the Company is authorised to effectuate the amendment to the articles of association and do all that is necessary in relation thereto.

     /s/ Lao van Doorne                      /s/ Rian Kalden
     ------------------                      ---------------
     Lao van Doorne                          Rian Kalden
     Chairman                                Secretary